UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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☐ Preliminary Proxy Statement

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☐ Definitive Proxy Statement

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☐ Soliciting Material under §240.14a-12

Nikola Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NIKOLA STOCKHOLDERS: VOTE NOW to Help Secure the Less Than 0.25% of Outstanding Shares Needed to Approve Proposal 2!

•DEADLINE TO VOTE: August 1, 2022 at 11:59 p.m. Eastern Time
•VOTE BY PHONE: North America – (855) 935-2562 or International – 1-(207) 607-7123
•VOTE ONLINE: www.proxyvote.com
•Support Nikola’s future growth by VOTING FOR Proposal 2

PHOENIX – July 26, 2022 -- Nikola Corporation (Nasdaq: NKLA), a global leader in zero-emissions transportation and energy infrastructure solutions, strongly urges ALL stockholders to VOTE FOR Proposal 2 IMMEDIATELY.

Thanks to the continued support from stockholders, Nikola is getting closer to securing the vote necessary to pass Proposal 2. As of July 26, more than 49.75% of all outstanding shares have been voted in favor of Proposal 2. This means Nikola is less than 0.25%, or less than 1 million shares, short of securing the votes required to approve this important proposal. Don’t wait – vote FOR Proposal 2 today!

Every single vote matters. All stockholders, no matter how many shares they hold, play a vital role in helping Nikola get the votes needed for approval. Stockholders must VOTE by 11:59 p.m., Eastern Time, on August 1, 2022, to ensure their vote is counted.

Approving Proposal 2 would allow Nikola to increase the authorized number of shares of common stock from 600 million to 800 million, providing the Company greater flexibility to support the future growth of the business and advance its vision of clean and sustainable commercial transportation.

VOTING IS QUICK AND EASY:
•BY PHONE: Please call Alliance Advisors, Nikola's proxy solicitor, toll-free, at (855) 935-2562. International voters can call 1-(207) 607-7123. You can also contact Alliance Advisors if you have any questions about voting.
◦Retail investors, including individual stockholders who purchased shares through app-based brokers, should call the relevant number above.

•BY INTERNET: Vote at www.proxyvote.com using your control number by following the instructions provided by your broker, bank or other nominee.
◦If you are a Robinhood holder, you can vote your shares at www.proxypush.com and follow the instructions you have received.

Every stockholder has a unique control number assigned for voting purposes – this information can only be provided by a stockholder’s broker or bank due to security purposes. In addition, stockholders may be contacted directly by Alliance Advisors about voting their shares and should also check their spam filters for information about voting.

Stockholders as of the close of business on April 4, 2022, should vote their shares even if they no longer own them. The virtual 2022 Annual Meeting will be held at 3:00 p.m. Pacific Time on August 2, 2022 at https://east.virtualshareholdermeeting.com/vsm/web?pvskey=NKLA2022 via live audio webcast.

About Nikola Corporation
Nikola Corporation is globally transforming the transportation industry. As a designer and manufacturer of zero-emission battery-electric and hydrogen-electric vehicles, electric vehicle drivetrains, vehicle components, energy storage systems, and hydrogen station infrastructure, Nikola is driven to revolutionize the economic and environmental impact of commerce as we know it today. Founded in 2015, Nikola Corporation is headquartered in Phoenix, Arizona. For more information, visit www.nikolamotor.com or Twitter @nikolamotor.

INVESTOR INQUIRIES:
investors@nikolamotor.com

MEDIA INQUIRIES

Nicole Rose
nicole.rose@nikolamotor.com
480-660-6893

Colleen Robar
crobar@robarpr.com
313-207-5960